FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EIGHTH CONSECUTIVE YEAR OF RECORD EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

La Jolla, California (February 4, 2004) -----ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the year ended December 31, 2003, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (Imperial or the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $29.6 million or $4.55 per diluted share compared to $20.0 million or $3.16 per diluted share for the prior year, an increase in diluted earnings per share of 44.0 percent. President and Chief Executive Officer George W. Haligowski stated that: "Our 2003 financial performance is the highest level of profitability in the Company's 29 year history. With the successful implementation of our strategic business alliance with Household International, Inc. and the continued focus on the fundamentals of our core commercial real estate lending business, we have been able to continue to deliver record profitability while making investments in the future to create shareholder value through our bank charter conversion strategy."

Net interest income before provision for loan losses increased to $85.1 million for the year ended December 31, 2003, compared to $73.3 million for the prior year, an increase of 16.1 percent. This increase was due primarily to increased net interest income of the Bank offset by the decline in the net interest income of the REIT. The Bank's net interest income improved from the prior year primarily as a result of the increase in the average balance of loans outstanding and a decline in the average cost of funds due to its interest bearing liabilities repricing to lower current market interest rates. The Bank's commercial real estate loan portfolio is primarily composed of adjustable rate mortgages with interest rate floors, below which the loan's contractual interest rates may not adjust. A significant portion of these loans are no longer subject to downward pricing adjustment due to the interest rate floors. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates. Net interest income was also positively impacted by an increase in interest income from cash and investment securities as a result of increased liquidity in connection with the Bank's refund anticipation loan program (RAL) with Household International, Inc. (Household), a wholly-owned subsidiary of HSBC Holdings plc (NYSE-HBC). The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio, caused by a significant increase in loan prepayments, and a decline in the net interest spread due to its assets repricing to lower current market interest rates slightly faster than its liabilities.

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Non-interest income was $15.2 million for the year ended December 31, 2003, compared to $0.4 million for the prior year. The increase was primarily attributable to fee income earned in connection with the RAL program, consisting of approximately $9.0 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This resulted in the Company earning substantially all of its RAL program income in the first quarter of the year. Household informed the Company in November 2003, pursuant to its tax refund loan agreement between Imperial and Household, that Imperial was affirmed as Household's strategic banking partner for the 2004 tax season.

The provision for loan losses was $7.8 million for the year ended December 31, 2003, compared to $9.0 million for the prior year. The provision was recorded to provide for reserves adequate to support the known and inherent risks of loss resulting from the growth in the loan portfolio and specific reserves for certain nonperforming loans and other loans of concern as of December 31, 2003.

General and administrative expenses increased to $36.7 million for the current year, compared to $27.0 million for the previous year. The increase was attributable to the acquisition of the Lewis Horwitz Organization (LHO), the development of Imperial Capital Express (the Bank's small balance commercial real estate lending platform), additions to the Bank's franchise loan origination staff, and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 36.6 percent for the year ended December 31, 2003, compared to 36.7 percent for the prior year.

Loan production was $794.8 million for the year ended December 31, 2003, compared to $666.9 million for the year ended December 31, 2002, an increase of 19.2 percent. During the current year, the Bank originated and/or purchased $646.7 million of commercial real estate loans, $90.5 million of film finance loans, and $57.6 million of franchise loans. During the previous year, the Bank originated and/or purchased $532.7 million of commercial real estate loans, $126.9 million of film finance loans (approximately $94.0 million were purchased through the acquisition of LHO in November 2002), and $7.3 million of franchise loans. Haligowski commented: "Our loan production team once again proved to be extremely resilient under adverse market conditions, particularly in light of accelerated refinance activity experienced during the first six months of the year due to the historically low interest rate environment. The second half of the year we achieved record loan production, which allowed our portfolio to grow and highlighted the strength of our business model."

Total assets increased $96.3 million to $1.8 billion at December 31, 2003, compared to $1.7 billion as of December 31, 2002. The increase in total assets was due primarily to an increase of $120.6 million in the Bank's loan portfolio.

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At December 31, 2003, nonperforming assets totaled $15.6 million, or 0.86 percent of total assets, as compared to $18.5 million, or 1.1 percent of total assets at December 31, 2002, a decline of 15.8 percent. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by nonaccrual loans) was 392.3 percent at December 31, 2003, as compared to 555.6 percent at December 31, 2002.

The allowance for loan losses as a percent of loans held for investment remained unchanged at approximately 2.2 percent at December 31, 2003 and 2002. During the year ended December 31, 2003, the Company reported net loan charge-offs of $7.4 million compared to $4.7 million for the previous year.

At December 31, 2003, the Company adopted Financial Interpretation Number 46 (FIN No. 46). As a result, the Company deconsolidated its trust subsidiaries that issued its trust preferred securities. The $86.6 million of underlying debentures issued by the Company to the trusts have been included in liabilities as junior subordinated debentures at December 31, 2003. As a result of the adoption of FIN No. 46 at December 31, 2003, financial information prior to the adoption date has not been restated.

Net income for the fourth quarter of 2003 increased to $5.7 million or $.87 per diluted share from $5.3 million or $.84 per diluted share for the fourth quarter of 2002. Net interest income before provision for loan losses was $19.9 million for the fourth quarter of 2003, compared to $20.7 million for the same period last year. The decline in net interest income was due primarily to a decrease in net interest income of the REIT, offset by a slight increase in the Bank's net interest income as compared to the same period last year. The decline in the REIT's net interest income was primarily attributable to the reduction in the average balance of its loan portfolio and a decline in net interest spread due to its assets repricing to lower current market interest rates slightly faster than its liabilities. The increase in the net interest income of the Bank was primarily a result of the increase in the average balance of loans outstanding and a decline in average cost of funds due to its liabilities repricing to lower current market interest rates. A significant portion of the Bank's loan portfolio is no longer subject to downward pricing adjustment due to interest rate floors. These increases were partially offset by a slight decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates.

The Bank's loan production was $269.4 million for the fourth quarter ended December 31, 2003, compared to $292.4 million for same period in the prior year. The current quarter's loan production consisted of origination and/or purchase of $207.2 million of commercial real estate loans, $38.5 million of film finance loans, and $23.7 million of franchise loans. The previous year's quarter consisted of the origination and/or purchase of $164.2 million of commercial real estate loans, $126.9 million of film finance loans (approximately $94.0 million were purchased through the acquisition of LHO in November 2002), and $1.3 million of franchise loans.

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The provision for loan losses was $660,000 for the fourth quarter of 2003 as compared to $2.9 million for the same period in the previous year. The current period provision was recorded to provide for reserves adequate to absorb the known and inherent risks of loss in the loan portfolio. The prior year's quarterly provision included specific reserves related to certain nonperforming loans and other loans of concern. Our review and assessment of our portfolio indicates no loss exposure due to the wild fires experienced in Southern California during the fourth quarter of 2003.

General and administrative expenses increased to $8.7 million for the current quarter, compared to $7.9 million for the same period last year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express (the Bank's small balance commercial real estate lending platform), additions to the Bank's franchise loan origination staff and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 42.4 percent for the quarter ended December 31, 2003, compared to 38.1 percent for the comparable quarter last year.

At December 31, 2003, shareholders' equity totaled $186.9 million or 10.3 percent of total assets. The Company's book value per share of common stock was $31.30 as of December 31, 2003, an increase of 15.5 percent from $27.11 per share as of December 31, 2002.

The Bank had Tier 1, Tier 1 risk based and total risk-based capital ratios at December 31, 2003 of 13.2 percent, 14.3 percent and 15.6 percent, respectively, which represents $133.6 million, $124.7 million and $83.5 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition the Company, the Bank's holding company, had Tier 1 risk based and total risk-based capital ratios at December 31, 2003 of 15.6 percent and 18.2 percent, respectively, which represents $150.7 million and $128.1 million, respectively, of capital in excess of the amount required to be "well capitalized" for bank holding company regulatory purposes.

Haligowski concluded: "2003 marked the beginning of our long term strategy to convert the Company into a regional commercial bank. We have focused our energy on diversifying the Company's banking operations during the year, while continuing to deliver record loan production without compromising our pricing or credit standards. We are encouraged by our ability to grow the Bank's loan portfolio during uncertain economic conditions. With our strategic business alliance with Household confirmed for the 2004 tax season and our bank charter conversion strategy, we continue to strive to increase shareholder value. Our solid financial performance has resulted in our stock price reaching a new 52 week high of $51.10 on November 21, 2003 and our closing price of $50.10 at December 31, 2003 is a 50.8 percent increase from the closing price of $33.23 at December 31, 2002. In addition, our stock has outperformed the NASDAQ index by approximately 300.0 percent since January 1, 2000. We have increased shareholder value by increasing the Company's market capitalization by approximately $100.0 million during the year, an increase of 55.8 percent."

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements.  The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause the Company's actual results for 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization.  Imperial Capital Bank has seven retail branch locations and six lending offices located in California, Nevada, Arizona, Texas, Washington and Georgia.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	December 31,
	(Unaudited)	2002
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 178,318	$ 160,848
Investment securities available for sale, at fair value	53,093	54,677
Stock in Federal Home Loan Bank	17,966	16,934
Loans, net (net of allowance for loan losses of $31,573 and
$31,081 as of December 31, 2003 and 2002, respectively)	1,436,849	1,316,298
Real estate loans held in trust (net of allowance for loan losses
of $1,828 and $1,928 as of December 31, 2003 and 2002, respectively)	68,575	121,936
Interest receivable	8,958	9,158
Other real estate owned, net	7,048	12,593
Premises and equipment, net	5,766	4,197
Deferred income taxes	11,609	13,822
Goodwill	3,118	3,118
Other assets	26,915	8,384

Total assets	$ 1,818,215	$ 1,721,965

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 1,147,017	$ 1,065,911
Federal Home Loan Bank advances	362,135	338,685
Collateralized mortgage obligations	15,868	69,077
Accounts payable and other liabilities	19,696	10,006
Junior subordinated debentures	86,600	-

Total liabilities	1,631,316	1,483,679

Commitments and contingencies

Guaranteed preferred beneficial interest in Company's junior
subordinated deferrable interest debentures	-	81,595

Shareholders'' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,447,294 and 8,226,414 issued as of December 31, 2003
and 2002, respectively	61,704	58,841
Retained earnings	165,407	135,773
Accumulated other comprehensive income	155	435
	227,266	195,049
Less treasury stock, at cost - 2,475,689 and 2,447,656 shares
as of December 31, 2003 and 2002, respectively	(40,367)	(38,358)
Total shareholders'' equity	186,899	156,691

Total liabilities and shareholders'' equity	$ 1,818,215	$ 1,721,965

ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	(in thousands except per share amounts)
	2003	2002	2003	2002

Interest income:
Loans, including fees	$ 25,721	$ 26,296	$ 104,598	$ 96,894
Real estate loans held in trust	944	2,279	5,980	10,239
Cash and investment securities	659	1,048	5,399	3,475
Total interest income	27,324	29,623	115,977	110,608

Interest expense:
Deposit accounts	5,935	7,146	24,616	29,349
Federal Home Loan Bank advances	1,320	1,362	5,175	5,672
Collateralized mortgage obligations	191	449	1,076	2,301
Total interest expense	7,446	8,957	30,867	37,322

Net interest income before provision for loan losses	19,878	20,666	85,110	73,286
Provision for loan losses	660	2,905	7,760	9,030
Net interest income after provision for loan losses	19,218	17,761	77,350	64,256

Non-interest income:
Premium on sale of loans, net	-	-	8,983	-
Late and collection fees	60	44	252	201
Other	626	156	6,005	172
Total non-interest income	686	200	15,240	373

Non-interest expense:
Compensation and benefits	4,135	4,173	18,870	13,954
Occupancy and equipment	1,337	933	4,839	3,165
Other	3,251	2,837	13,006	9,913
Total general and administrative	8,723	7,943	36,715	27,032

Real estate owned expense, net	9	307	382	632
Provision for losses on other real estate owned	500	-	870	796
Gain on sale of other real estate owned, net	(100)	(30)	(40)	(105)
Total real estate owned expense, net	409	277	1,212	1,323

Total non-interest expense	9,132	8,220	37,927	28,355

Income before provision for income taxes and
minority interest in income of subsidiary	10,772	9,741	54,663	36,274
Minority interest in income of subsidiary	1,434	1,070	6,083	3,481

Income before provision for income taxes	9,338	8,671	48,580	32,793
Provision for income taxes	3,622	3,345	18,946	12,788

NET INCOME	$ 5,716	$ 5,326	$ 29,634	$ 20,005

BASIC EARNINGS PER SHARE	$ 0.94	$ 0.89	$ 4.91	$ 3.35

DILUTED EARNINGS PER SHARE	$ 0.87	$ 0.84	$ 4.55	$ 3.16

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